Exhibit 10.68

AMENDMENT TO

CLASS A RESTRICTED SHARE AGREEMENT

(Rollover Restricted Shares)

This Amendment to Class A Restricted Share Agreement (this “Amendment”) is entered into as of December 7, 2009, by and between Intelsat Global, Ltd. (the “Company”) and David McGlade (the “Employee”).

WHEREAS, the Company and the Employee entered into that certain Class A Restricted Share Agreement dated as of May 6, 2009, by and between the Company and the Employee (the “Class A Agreement”); and

WHEREAS, the Company and the Employee desire to amend certain terms of the Class A Agreement as hereinafter provided.

NOW, THEREFORE, in consideration of the foregoing recitals, and in consideration of the mutual promises and covenants set forth below, the Company and the Employee hereby agree as follows:

1. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to such terms in the Class A Agreement.

2. The first sentence of Section 8(b) of the Class A Agreement is hereby amended and restated as follows:

“Shareholders of Class A Restricted Shares shall, except in the case of a Class A Share Distribution (as defined below), be entitled to receive their percentage interest of all Distributions (received after the time of the Company’s migration to Luxembourg) paid to shareholders until each shareholder of Class A Shares receives Distributions (received after the time of the Company’s migration to Luxembourg) equal to their Paid-in-Capital (as defined below), and, thereafter, the holders of Class B Shares and holders of Class A Shares shall be entitled to receive Distributions ratably based upon the proportionate number of outstanding common shares of the Company held by each such shareholder; at the time of any Distribution of Class A Shares to the holders of Class A Shares (a “Class A Share Distribution”), the Company shall simultaneously make a Class B Share distribution to the holders of Class B Shares in an amount necessary to maintain the proportion of Class A Shares to Class B Shares in effect as of the date of such Class A Share Distribution.”

3. Notwithstanding anything to the contrary in the Class A Agreement, and for the avoidance of doubt, the parties acknowledge and agree that (a) any distribution of Class A Shares in connection with a stock split or in connection with a stock dividend having the effect of a stock split (including, without limitation, any Class A Shares issued in connection with the recapitalization related to the Company’s migration to Luxembourg) shall not constitute a “Distribution” for purposes of the Class A Agreement, and (b) as of the date hereof, no Distributions have been made to the holders of the Class A Shares.

4. Except as amended above, the terms, conditions and provisions of the Class A Agreement shall remain unchanged and shall continue in full force and effect.

5. This Amendment may be executed in several counterparts, each of which shall be deemed an original, but all of which together shall constitute the same instrument.

[Signature page follows]

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first above written.

INTELSAT GLOBAL, LTD.

By:
Name:
Title:

EMPLOYEE

David McGlade

[SIGNATURE PAGE TO AMENDMENT TO CLASS A RESTRICTED SHARE AGREEMENT]